Exhibit 99.2

Contact:

William A. Hockett

Vice President of Corporate Communications

Myriad Genetics, Inc.

(801) 584-3600

bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Raises $50.2 Million

SALT LAKE CITY, June 4, 2004 – Myriad Genetics, Inc. (Nasdaq: MYGN) today announced that it will receive $50.2 million from the sale of 3,400,000 shares of its common stock, pursuant to its outstanding shelf registration statement. Morgan Stanley & Co. Incorporated is acting as the underwriter for the offering. Myriad will have a total of 30.6 million shares outstanding, following this transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made only by means of a prospectus. Copies of the prospectus can be obtained from Morgan Stanley & Co. Incorporated or by calling Myriad Genetics.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

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